EXHIBIT 99.1

3D Systems Announces CFO Transition

3D Systems’ Executive Vice President, Andrew Johnson to Serve as Interim Chief Financial Officer

ROCK HILL, S. C., Sept. 21, 2023 (GLOBE NEWSWIRE) -- 3D Systems (NYSE:DDD) today announced that Michael Turner is stepping down as the company’s Chief Financial Officer, effective October 15, 2023, to accept a new career opportunity. Andrew Johnson, 3D Systems’ executive vice president, chief corporate development officer, and chief legal officer, has been appointed interim CFO, effective October 16. The company has initiated an executive search to identify a permanent finance leader.

“I want to thank Michael for his dedication and leadership as we have executed on a finance transformation plan and operating performance improvements during his service to the company,” said Dr. Jeffrey Graves, president and CEO of 3D Systems. “I wish Michael continued success in the very exciting opportunity that he is taking as the next chapter of his career. I am pleased that Andy will assume the role of interim Chief Financial Officer. I have worked side-by-side with Andy over the last three years and expect this transition to be seamless as we continue to execute on our financial objectives and begin a search for a permanent replacement. Andy is a seasoned executive with over 17 years of experience with our company in multiple leadership roles, including leading corporate development and legal.”

In his role as Executive Vice President of 3D Systems, Mr. Johnson currently serves as Chief Corporate Development Officer and Chief Legal Officer for the company. Mr. Johnson joined 3D Systems in July 2006 and has served in increasing roles of responsibility in the corporate and legal departments including interim Chief Executive Officer from October 2015 until April 2016. In addition to earning his Juris Doctor from the University of Virginia, he earned a Master of Business Administration from the University of Michigan Ross School of Business, where he graduated with High Distinction.

About 3D Systems
More than 30 years ago, 3D Systems brought the innovation of 3D printing to the manufacturing industry. Today, as the leading Additive Manufacturing solutions partner, we bring innovation, performance, and reliability to every interaction - empowering our customers to create products and business models never before possible. Thanks to our unique offering of hardware, software, materials and services, each application-specific solution is powered by the expertise of our application engineers who collaborate with customers to transform how they deliver their products and services. 3D Systems’ solutions address a variety of advanced applications in Healthcare and Industrial Solutions markets such as Medical and Dental, Aerospace & Defense, Automotive and Durable Goods. More information on the company is available at www.3dsystems.com.

Investor Contact: investorrelations@3dsystems.com
Media contact: press@3dsystems.com